UNION CENTER NATIONAL BANK

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of the 12th day of April, 2013, between Union Center National Bank, a bank chartered under the laws of Congress (the "Bank") and Mr. James W. Sorge ("Executive").

WHEREAS, the Executive is currently serving as a Senior Vice President, Compliance and BSA Officer at the Bank;

WHEREAS, the Executive and the Bank desire to enter into an Employment Agreement to formalize the terms and conditions of the Executive's employment at the Bank which Employment Agreement supersedes all previous Employment Agreements entered into between the Bank and Executive,

NOW, THEREFORE, in consideration of the mutual covenants and undertakings made herein, the Bank and the Executive, each intending to be legally bound, hereby agree as follows:

1.	Position. The Executive shall be employed as the Senior Vice President, Compliance and BSA Officer, and shall perform such duties that are reasonably suitable to the Compliance and BSA Officer position as may be assigned to the Executive from time to time by the President and CEO . The Executive's employment will be on a full time basis at the Bank's offices located in Union, New Jersey, subject to such reasonable travel as may be required from time to time to perform Executive's duties. The Executive agrees to devote his full time and attention to the business of the Bank and to perform such duties as may be required of him to the best of his abilities, and will not accept any other employment without the prior written consent of the Bank, such consent not to be unreasonably withheld.

2.	Term of Employment. Subject to the terms and conditions hereof, the Term of this Agreement shall commence on the Effective Date and shall continue until otherwise terminated pursuant to provisions of paragraphs 5, 6, 7, 8 or 9 of this Agreement.

3.	Compensation. The Bank shall pay to the Executive compensation for his services during the Term of Employment as follows:

(a) The Executive shall be paid a minimum base salary of One-Hundred and Fifty-Five-Thousand ($155,000.00) Dollars per annum. The Executive's base salary shall be reviewed at least annually. Such review shall be conducted by the President and CEO. The base salary and any annual increases in base salary shall be paid in regular installments in accordance with the Bank’s standard payroll practices. The Bank shall withhold from Executive’s Salary all applicable federal, state or local withholding taxes, employment taxes and any other amounts, which the Bank may be required to deduct or withhold pursuant to any federal, state or local laws, rules or regulations.

(b)	The Executive shall be entitled to reimbursement for all proper business expenses incurred by him with respect to the business of the Bank in the same manner and to the same extent as such expenses are reimbursed to other officers of the Bank and in accordance with the policies of the Bank.

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(c)	The Executive shall be eligible for the Bank’s AIP Incentive Plan, Stock Option Plan and Profit Sharing Plan.

(d)	The Executive shall be reimbursed for any other expenses related to his duties as Senior Vice President, Compliance and BSA Officer, such as attendance at various seminars, conventions and/or similar functions.

(e)	The Executive shall be entitled to a monthly automobile allowance of $416.67 per month plus mileage and increased in step with other executives receiving this same benefit..

4.	Benefits. The Executive shall be entitled to receive benefits including vacation time and insurance benefits, in accordance with the benefit policies developed for the Bank and approved by the Board of Directors.

5.	Termination for Cause. The Bank may terminate the Executive's employment for Cause, upon written notice to the Executive which notice shall specify the reason for termination. In the event of termination for Cause, the Executive shall not be entitled to any further payment of benefits under the Agreement other than salary accrued as of the date of termination. For purposes of the Agreement, "Cause" shall mean; (i) the willful or repeated failure by the Executive to perform his duties hereunder or failure to abide by the policies set forth in the Employee Handbook, after at least one warning in writing from the Bank identifying any such failure occurring not less than forty-five (45) days prior to the date notice of termination is given by the Bank pursuant to this section; (ii) the willful misconduct of the Executive in the performance of his duties hereunder; (iii) conviction of a felony (other than a minor traffic violation); (iv) use of alcohol or illegal drugs which interferes with the performance by the Executive of Executive's duties; (v) excessive absenteeism, other than for illness, after at least one warning in writing from the Bank; (vi) the unauthorized disclosure or use of any confidential information or proprietary data of the Bank, its parent, or its subsidiaries; (vii) the happening of any event or existence of any circumstances which prevents the Executive from serving as an officer of the Bank under the New Jersey banking regulations; (viii) Executive's conduct which in the reasonable opinion of the Bank brings public discredit on, or injures the reputation of, Bank. Upon termination of Executive's employment pursuant to this Paragraph, Executive will be bound by the terms and conditions of Section 10 hereof.

6.	Disability. If during the Term of Employment, the Executive shall become permanently disabled or is otherwise unable to perform the essential functions of his job with or without reasonable accommodation for six consecutive months, or for shorter periods aggregating six (6) months, in any twelve month period, the Bank may terminate the employment of the Executive hereunder upon written notice to the Executive. In such event, the Executive shall not be entitled to any further payments or benefits under this Agreement other than payments that the Executive may be entitled to receive pursuant to any disability insurance policy which the Bank may obtain for the benefit of its officers generally, and salary accruing up to the date of termination. Upon termination of Executive's employment pursuant to this Paragraph, Executive will be bound by the terms and conditions of Section 10 hereof.

7.	Death. Upon the death of the Executive, the Executive shall not be entitled to any further payments of salary and/or benefits under this Agreement other than salary accruing up to the date of Executive’s death.

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8.            Termination Without Cause. The President and CEO may, at his discretion, terminate Executive's duties and responsibilities as Senior Vice President, Compliance and BSA and therefore terminate Executive’s continuing employment with the Bank. . . If the President and CEO should terminate Executive’s employment without cause pursuant to the provisions of this Section 8, the Bank shall nonetheless be obligated to pay to Executive a lump sum of severance compensation equal to two times the annual salary and benefits then being paid to the Executive pursuant to paragraph 3 of this Agreement.

Notwithstanding the provisions of this Section 8, upon a termination without cause as a result of a change in control during the first twenty-four (24) initial months of this Agreement, in addition to the Bank’s obligations under Sections 2 and 3, the Bank shall pay to the Executive the Annual Incentive payment to which he could have been entitled under the AIP, provided such Annual Incentive has not already been paid to the Executive. In addition, the Bank will provide an additional cash payment to Executive, payable monthly, for a period of twenty four (24) months equal to the difference between the health insurance benefits provided by the Bank and the cost of COBRA continuation coverage.

9.	Resignation. Should Executive, at his discretion, elect to terminate this contract for any reason, he shall provide to the President and CEO at least ninety (90) days written notice of his decision to so terminate this Agreement. Executive shall continue to render his services and be paid his current base annual salary during the period up to the date of termination. At the conclusion of that ninety (90) day period of notice, all rights, duties and obligations under this contract shall terminate, except for those provided for in Section 10.

If the Executive terminates service for good reason, then such termination shall be treated as a termination without cause under Section 8.. In addition, the Bank will provide an additional cash payment to Executive, payable monthly, for a period of twenty four (24) months equal to the difference between the health insurance benefits provided by the Bank and the cost of COBRA continuation coverage.

Good reason under this Agreement shall mean:

•	Diminution in authority, duties or responsibilities of the Executive without the Executive’s written permission;
•	Reduction in the Executive’s base salary;
•	Any failure of the Bank to obtain the assumption of or the agreement to perform this Agreement by any successor to the Bank or for the Bank to materially breach this Agreement;
•	The Bank or any successor to require the Executive to be permanently assigned to a future administrative headquarters of the Bank which headquarters location is more than fifty miles from the present administrative headquarters location.

In the event of the occurrence of any of the preceding, the Bank shall have 30 days in which it may remedy the condition.

10	Non-Disclosure, Non-Compete and Restrictive Covenants

(a)	Executive shall not, at any time during or following the period of Employment, disclose, use, transfer or sell, except in the course of employment with Bank, any confidential information or proprietary data of Bank, or its subsidiaries or affiliates so long as such information or data remains confidential and has not been disclosed or is not otherwise in the public domain, except as required by law or pursuant to legal process.

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(b)             Executive agrees that, for a period of one (1) year commencing on the date of termination of the Executive’s employment hereunder or the date of Executive's last receipt of compensation for employment, whichever last occurs, Executive will not within Union County, New Jersey engage in, or own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of or otherwise be connected in any manner with any business which engages in, any activity which is competitive with the business of the Bank or any of its subsidiaries as conducted on the date of such termination,

(c )            For a period of one (1) year following termination of Executive’s employment hereunder, Executive shall not urge, induce, entice or in any matter whatsoever solicit other employees of the Bank to leave such employ.

(d) Reasonableness of Covenants. Executive acknowledges that: (a) the terms contained in this Paragraph 10 are necessary for the reasonable protection of Bank’s interests (b) each and every covenant and restriction is reasonable in respect to its subject matter, length of time, and geographical area; and (c) Bank has been induced to enter into this Agreement with Executive, in part, and is relying upon the representation by Executive that he will abide and be bound by, each of the aforesaid covenants and restraints.

(e) Injunctive and other Relief.

i.	Executive acknowledges and agrees that the covenants contained herein are fair and reasonable in light of the consideration paid hereunder, and that damages alone shall not be an adequate remedy for any breach by Executive of Executive's covenants which then apply and, accordingly, expressly agrees that, in addition to any other remedies which Bank may have, Bank shall be entitled to seek injunctive relief in any court of competent jurisdiction for any breach, or threatened breach, of any such covenants by Executive. Nothing contained herein shall prevent or delay Bank from seeking in any court of competent jurisdiction specific performance, or other equitable remedies, in the event of any breach, or intended breach, by Executive of any of its obligations hereunder, including the payment to the Bank of its legal fees and costs incurred in the enforcement of the within covenants.

ii.	In the event Executive breaches Executive's obligations under Section 10(a) and/or Section 10(b), the period specified therein shall be tolled during the period of any such breach, and any litigation seeking remedies for such breach, and shall resume upon the conclusion or termination of any such breach and any such litigation. The remedies set forth in this Section are cumulative and in addition to any and all other remedies available to Bank at law or in equity.

(f) In the event that there is a conflict between the terms and conditions of this Section and the terms and conditions of any other section of this Agreement, the terms and conditions of this Section 10 shall prevail.

(g) The provisions set forth in this Section 10 of the Agreement shall survive the termination of Executive's employment with the Bank, or the expiration of this Agreement, as the case may be, and shall continue to be binding upon Executive in accordance with their respective terms.

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11    Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach, nor shall any waiver of any provisions of this Agreement in any instance shall be deemed to be a waiver of any other provision in any other instance.

12    Representation by Counsel. The Executive represents and warrants to the Bank that he has been advised to retain legal counsel in connection with the preparation, negotiation and execution of the Agreement.

13    Governing Law. The term of this Agreement shall be governed by, and interpreted and construed in accordance with the laws of New Jersey applicable to agreements made and fully to be performed in such state. Each Party submits to the exclusive jurisdiction of the Courts in the State of New Jersey for all matters arising pursuant to or as a result of the terms of this Agreement.

14 Entire Agreement; Amendment. This Agreement sets forth the entire understanding of the parties hereto with respect to its subject matter and supersedes all prior agreements, negotiations and understandings, written or oral, with respect to matters covered hereby. The amendments or termination of this Agreement may be made only in a writing executed by the Bank and the Executive, and no amendment or termination of this Agreement shall be effective unless and until made in such a writing.

15Assignment. This Agreement is personal to the Executive and the Executive may not assign any of his rights or duties hereunder, but this Agreement shall be enforceable by the Executive's legal representatives, executors or administrators. This Agreement may be assigned by the Bank to any entity which acquires all or substantially all of the assets of the Bank existing at the time of such acquisition, or with or into which the Bank is consolidated or merged.

16    Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

17Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Bank, by its duly authorized officer, and the Executive have executed this Agreement by signatures as of the day and year first written above.

EXECUTIVE:	UNION CENTER NATIONAL BANK

/s/ James W. Sorge	By:	Anthony C. Weagley
James W. Sorge		Anthony C. Weagley
46 McCurdy Lane		Its: President and CEO
Jackson, NJ 08527

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